UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2019 (August 2, 2019)
Two Harbors Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-34506		27-0312904
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

575 Lexington Avenue, Suite 2930	New York,	NY	10022
(Address of Principal Executive Offices)			(Zip Code)

(612) 629-2500
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Exchange on Which Registered:
Common Stock, par value $0.01 per share	TWO	New York Stock Exchange
8.125% Series A Cumulative Redeemable Preferred Stock	TWO PRA	New York Stock Exchange
7.625% Series B Cumulative Redeemable Preferred Stock	TWO PRB	New York Stock Exchange
7.25% Series C Cumulative Redeemable Preferred Stock	TWO PRC	New York Stock Exchange
7.75% Series D Cumulative Redeemable Preferred Stock	TWO PRD	New York Stock Exchange
7.50% Series E Cumulative Redeemable Preferred Stock	TWO PRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Chief Investment Officer and Director
On August 2, 2019, William Roth notified the Board of Directors of Two Harbors Investment Corp. (“Two Harbors” or the “Company”) of his intention to retire from his position as Vice President and Chief Investment Officer of the Company, effective December 31, 2019 (the “Departure Date”). Mr. Roth will also resign as a director of the Company as of the Departure Date.
Mr. Roth has agreed to continue in his role as Chief Investment Officer through the Departure Date to assist in the transition of his duties and responsibilities. Mr. Roth’s retirement is not the result of any disagreement with respect to any matter relating to the operations, policies or practices of Two Harbors.
(c) Appointment of Co-Chief Investment Officers
On August 6, 2019, the Company announced the planned appointment of each of William Greenberg and Matthew Koeppen as a Vice President and Co-Chief Investment Officer, effective January 1, 2020.
William Greenberg has served as Managing Director, Co-Deputy Chief Investment Officer of the Company since June 2018, with primary responsibility for the investment and hedging strategy of the company’s portfolio of conventional MSR, as well as managing the investment securities portfolio. Mr. Greenberg has over 25 years of experience managing portfolios of structured finance assets. Prior to joining Two Harbors in 2012, Mr. Greenberg was a Managing Director at UBS AG, holding a variety of senior positions with responsibilities including managing the mortgage repurchase liability risk related to over $100 billion of RMBS and whole loans issued and/or sold by UBS. Additionally, Mr. Greenberg was co-head of trading within the SNB StabFund, including managing $40 billion of legacy RMBS, ABS, and CMBS securities and loans. Prior to joining UBS, Mr. Greenberg was a Managing Director at Natixis NA, where he co-managed portfolios of RMBS and Agency Mortgage Servicing Rights. Mr. Greenberg holds a B.S. in physics from the Massachusetts Institute of Technology, and M.S. and Ph.D. degrees in theoretical nuclear physics from the University of Washington.
Matthew Koeppen has served as Managing Director, Co-Deputy Chief Investment Officer of the Company since June 2018, with primary responsibility for the investment and hedging strategy of the company’s investment securities portfolio. Mr. Koeppen has over 20 years of experience managing portfolios of structured finance assets. Prior to joining Two Harbors in 2010, Mr. Koeppen held a variety of positions with Black River Asset Management, which was a division of Cargill, Inc. Most recently, Mr. Koeppen served as a Managing Director of Business Development, where he was responsible for a variety of initiatives to diversify and grow assets under management. From 2003 to 2007, Mr. Koeppen was a Managing Director and Portfolio Manager for Black River Asset Management. In this role, he was responsible for managing a securitized products portfolio. From 1996 to 2003, Mr. Koeppen was a Vice President in the Financial Markets Group for Cargill, where he traded Agency and non-Agency RMBS and municipal bonds. Mr. Koeppen received a B.A. degree in Financial Management from the University of St. Thomas.
There are no arrangements or understandings between either Mr. Greenberg or Mr. Koeppen and any other persons pursuant to which each are to be appointed as a Vice President and Co-Chief Investment Officer of the Company. There are no family relationships between either Mr. Greenberg or Mr. Koeppen and any director or executive officer of the Company, and neither has any direct or indirect material interest in any transaction or material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01           Regulation FD Disclosure.

The Company issued a press release on August 6, 2019, regarding Mr. Roth’s resignation and the appointment of Mr. Greenberg and Mr. Koeppen as Co-Chief Investments Officers. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Two Harbors Investment Corp., dated August 6, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
General Counsel and Secretary

Date: August 6, 2019